FIS TRUST 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 30, 2026 and August 28, 2026 relating to the financial statements and financial highlights of FIS Bright Portfolios Focused Equity ETF and FIS Christian Stock Fund, each a series of FIS Trust, which are included in Form N-CSR for the years ended May 31, 2026 and June 30, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Management and Other Service Providers” and “Financial Statements” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 28, 2026